UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-A/A
(Amendment No. 1)
For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934
Symbol Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	11-2308681

(State of incorporation or organization)	(IRS Employer Identification No.)

One Symbol Plaza, Holtsville, New York	11742

(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this Form relates:                      (if applicable).
Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1. Description of Registrant’s Securities to be Registered
Item 2. Exhibits
SIGNATURES

Explanatory Note
Items 1 and 2 of the Registration Statement on Form 8-A (File No. 001-09802) of Symbol Technologies, Inc., a Delaware corporation (the “Company”), filed with Securities and Exchange Commission (the “SEC”) on August 22, 2001 (the “Form 8-A”), are amended as follows.
     Item 1. Description of Registrant’s Securities to be Registered.
On September 18, 2006, the Company and The Bank of New York, a New York Banking Corporation, entered into an amendment (the “Rights Agreement Amendment”) to the Company’s Rights Agreement dated as of August 13, 2001 (the “Rights Agreement”). The purpose and effect of the Rights Agreement Amendment is to make the Rights Agreement inapplicable to the execution, delivery and performance of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 18, 2006, among the Company, Motorola, Inc., a Delaware corporation (“Motorola”), and Motorola GTG Subsidiary I Corp., a Delaware corporation and a wholly-owned subsidiary of Motorola (“Sub”), pursuant to which Sub will merge with and into the Company (the “Merger”), the consummation of the Merger and the other transactions contemplated by the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Rights Agreement.
In particular, the Rights Agreement Amendment provides, among other things, that neither Motorola, Sub nor any of their respective Subsidiaries, Affiliates or Associates (collectively, the “Parent Group”) shall be, or shall be deemed to be, an Acquiring Person by virtue of or as a result of (A) the execution and delivery of the Merger Agreement or the entering into of any agreements, arrangements or understandings by any member of the Parent Group in connection with the Merger Agreement or any of the transactions contemplated thereby if such agreements, arrangements or understandings are in accordance with the terms and conditions of the Merger Agreement; (B) the announcement of the Merger Agreement or the Merger; (C) the consummation of the Merger; or (D) the consummation of the other transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement. Each event described in subclauses (A), (B), (C) and (D) above is referred to herein as an “Exempted Transaction”.
In addition, pursuant to the Rights Agreement Amendment, the Parent Group shall not be deemed to be a Beneficial Owner of, to have Beneficial Ownership of or to beneficially own, any securities solely by virtue of or as a result of any Exempted Transaction.
In addition, pursuant to the Rights Agreement Amendment, a Stock Acquisition Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction or the public announcement thereof and a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction.
In accordance with the Rights Agreement Amendment, at the Final Expiration Date (as defined in the Rights Agreement Amendment), (A) the Rights Agreement shall be terminated and be without any further force or effect; (B) none of the parties to the Rights Agreement will have any rights, obligations or liabilities thereunder; and (C) the holders of the Rights shall not be entitled to any benefits, rights or other interests under the Rights Agreement, including, without limitation, the right to purchase or otherwise acquire the Preferred Stock or any other securities of the Company. Notwithstanding the foregoing, certain sections relating to the Rights Agent (as specified in the Rights Amendment Agreement) shall survive the termination of the Rights Agreement.
The foregoing description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement Amendment, which is filed herewith as Exhibit 4.3 and is incorporated herein by reference.
     Item 2. Exhibits.

Exhibit
Number	Description
3.1	Certificate of Incorporation of the Company, as amended (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999 (the “1999 Form 10-K”) and incorporated by reference herein).

3.2	Amended and Restated By-Laws of the Company (filed as Exhibit 3.1 to the Company’ Current Report on Form 8-K dated March 4, 2005 and incorporated by reference herein).

4.1	Form of Certificate for Shares of the Common Stock of the Company (filed as the Company’s Form SE on March 3, 1999 and incorporated by reference herein).

4.2	Rights Agreement, dated as of August 13, 2001, between the Company and The Bank of New York, as Rights Agent, which includes the Form of Certificate of Designations with respect to the Series A Junior Participating Preferred Stock

Exhibit
Number	Description
as Exhibit A, the Form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Shares of Preferred Stock as Exhibit C (filed as Exhibit 4 to the Company’s Current Report on Form 8-K dated August 21, 2001 and incorporated by reference herein).

4.3	Rights Agreement Amendment, dated as of September 18, 2006, by and between the Company and The Bank of New York, a New York Banking Corporation (filed as Exhibit 4.1 to the Company's Current Report on Form 8-K dated September 18, 2006 and incorporated by reference herein).

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

SYMBOL TECHNOLOGIES, INC. (Registrant)

Date: September 19, 2006	/s/	Michael C. Miller
	By:	Michael C. Miller
	Title:	Acting Secretary